SHARE EXCHANGE AGREEMENT

	This Share Exchange Agreement ("Agreement") between Precom Technology, Inc., a Florida corporation ("Precom"), International Financial Concierge Services, Inc., a Florida corporation ("IFCS") and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of IFCS, is entered into as of October 1, 2002.

	RECITALS

A. IFCS is a diversified financial services company that takes advantage of a wide range of business opportunities and tax and asset protection strategies for its clients at varying investment levels. Through its business units, IFCS acts as a vehicle and advisor for acquisition of strategically placed companies in fragmented industries, as well as a full-service financial and tax advisor, and a venture capital firm.

B. The Shareholders own all of the issued and outstanding shares of common stock of IFCS (the "IFCS Shares").

C. The Shareholders have agreed to sell to Precom, and Precom has agreed to purchase, the IFCS Shares from the Shareholders in exchange for shares of Precom preferred stock, pursuant to the terms and conditions set forth in this Agreement.

D. IFCS will become a wholly-owned subsidiary of Precom.

E. The parties to this Agreement intend that the share exchange transaction contemplated by this Agreement qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

1. Exchange of Stock.

(a) The Shareholders agree to transfer to Precom, and Precom agrees to acquire from the Shareholders, all of the Shareholders' right, title and interest in their IFCS Stock, representing 100% of the issued and outstanding stock of IFCS, free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature.

(b) At the Closing (as defined in Section 2 below), upon surrender by the Shareholders of the certificates evidencing the IFCS Stock duly endorsed for transfer to Precom or accompanied by stock powers executed in blank by the Shareholders, Precom will cause 6,250,000 shares of its voting, convertible, non-cumulative preferred stock (the "Precom Stock"), subject to adjustment for fractionalized shares as set forth below, to be issued to the Shareholders, in full satisfaction of any right or interest which each Shareholder held in the IFCS Stock. The Precom Stock shall be subject to the Statement of Preferences attached hereto as Exhibit B. The Precom Stock will be issued to the Shareholders on a pro rata basis, in the same proportion as the percentage of their ownership interest in the IFCS Stock, as set forth on Exhibit A. Any fractional shares that will result due to such pro rata distribution will be rounded up to the next highest whole number. As a result of the transfer of the IFCS Stock in exchange for the Precom Stock, IFCS will become a wholly-owned subsidiary of Precom.

(c) Precom intends to change its name to IFCS Holding, Inc. or such derivation or variation thereof as the Shareholders and IFCS hereafter shall designate and the stock certificates to be issued to the shareholders may be issued in the name of Precom or IFCS Holdings, Inc.

2. Closing.

(a) The parties to this Agreement will hold a closing (the "Closing") for the purpose of executing and exchanging all of the documents contemplated by this Agreement and otherwise effecting the transactions contemplated by this Agreement. The Closing will be held as soon as possible at IFCS's current principal office located at 2255 Glades Road, Suite 324A, Boca Raton, FL 33431 or at such other location as the parties mutually agree in writing, following Precom's compliance with shareholder notification requirements of Florida state law and, if required, the requirements of Section 14 of the Securities Exchange Act of 1934, as amended, but no later than October 10, 2002 unless extended in writing by the parties. All proceedings to be taken and all documents to be executed and exchanged at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. If agreed to by the parties, the Closing may take place through the exchange of documents by fax and/or express courier.

(b) With the exception of any stock certificates, which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature, and the originals are promptly delivered thereafter.

(c) A Closing will be deemed to have occurred, upon the exchange of 100% of the currently issued and outstanding shares of IFCS for the Precom Shares. This Agreement shall be binding upon the parties when executed by IFCS, Precom and Shareholders holding all of the total issued and outstanding shares of IFCS. In the event that the full amount of IFCS shares have not been exchanged for the full amount of Precom shares at the Closing, the parties will cooperate to complete the full exchange contemplated by this Agreement as quickly as possible following the Closing, but no later than ten days after Closing.

3. Representations and Warranties of Precom.

Precom represents and warrants as follows:

(a) Precom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

(b) The authorized capital stock of Precom consists of (i) 25,000,000 shares of common stock, $0.001 par value per share, of which 22,361,615 are issued and outstanding and (ii) 10,000,000 shares of preferred stock, $.0.001 par value, of which 1,000,000 shares are issued and outstanding. To the knowledge of Precom, all issued and outstanding shares of Precom's common and preferred stock are fully paid and non-assessable.

(c) Precom has no active subsidiaries.

(d) Execution of this Agreement and performance by Precom hereunder has been duly authorized by all requisite corporate action on the part of Precom, and this Agreement constitutes a valid and binding obligation of Precom, and Precom's performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, or, to Precom's knowledge any law or regulation, to which any property of Precom is subject or by which Precom is bound.

(e) Precom has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance hereunder.

(f) Precom has provided all financial statements and financial information in its possession as has been requested by the Shareholders.

(g) There is no litigation or proceeding pending, or to Precom's knowledge threatened, against or relating to Precom, its properties or businesses.

(h) Precom is not a party to any material contract other than those listed in Precom's Form 10-KSB periodic report for the period ending December 31, 2001, as filed with the Securities Exchange Commission, and in any subsequent filing by Precom with the SEC.

(i) Precom has no material assets or liabilities, except as listed in Precom's Form 10-QSB periodic report for the period ending June 30, 2002, as filed with the Securities Exchange Commission and any liabilities incurred in the ordinary course of business from June 30, 2002 to the Closing Date.

(j) Precom has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Precom has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Precom.

(k) Precom is a publicly reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Act") and is in compliance with all reporting requirements of the Act. Precom's Form 10-KSB for the period ending December 31, 2001, its Form 10-QSB for the periods ending March 31, 2002, and June 30, 2002 and any other periodic filings made by Precom as filed with the SEC, including all exhibits, documents and attachments thereto, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not materially misleading.

(n) Precom is acquiring the IFCS shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof.

(o) Precom represents that although a majority of the shares of its common stock outstanding have consented to the transaction contemplated by this Agreement, no shareholder approval is necessary for this transaction under applicable Florida law.

4. Representations and Warranties of IFCS.

IFCS represents and warrants as follows:

(a) IFCS is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida and is licensed or qualified as a foreign corporation in all places in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

(b) There are no agreements purporting to restrict the transfer of the IFCS Shares, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the IFCS Shares. The IFCS Shares held by the Shareholders are duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules and regulations. There are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of IFCS, or any securities convertible into or exchangeable for capital stock of IFCS or other securities of IFCS, from or by IFCS.

(c) The Shareholders have full right, power and authority to sell, transfer and deliver the IFCS Shares, and upon delivery of the certificates therefore as contemplated in this Agreement, the Shareholders will transfer to Precom valid and marketable title to the IFCS Shares, including all voting and other rights to the IFCS Shares, free and clear of all pledges, liens, security interests, adverse claims, options, rights of any third party, or other encumbrances. Each of the Shareholders owns and holds the number or percentage of IFCS Shares which are listed opposite their names on Exhibit A attached hereto.

(d) There is no litigation or proceeding pending, or to any Shareholder's knowledge, threatened, against or relating to IFCS or to the IFCS Shares.

(e) IFCS has filed in correct form all tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. IFCS has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of IFCS.

(f) IFCS and the Shareholders have had the opportunity to perform all due diligence investigations of Precom as they have deemed necessary or appropriate and to ask questions of Precom's officers and directors and have received satisfactory answers to all of their questions. IFCS and the Shareholders have had access to all documents and information about Precom and have reviewed sufficient information to allow them to evaluate the merits and risks of the acquisition of the Precom Stock.

(g) The Shareholders are acquiring the Precom Stock for their own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Shareholders will not sell or otherwise dispose of the Precom Stock without registration under the Securities Act of 1933, as amended, or an exemption therefrom, and the certificate or certificates representing the Precom Stock will contain a legend to the foregoing effect.

5. Conduct Prior to the Closing.

Precom, IFCS and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

(a) Precom and IFCS Shareholders will cooperate with each other in the preparation and filing of any disclosures or other filings required to be made with the SEC and Precom agrees to bear all costs and expenses relating to the preparation and filing of the required reports.

(b) No change will be made in the charter documents, by-laws, or other corporate documents of Precom or IFCS, except as expressly provided herein.

(c) Precom and IFCS will each use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and Precom will not enter into any material commitment except in the ordinary course of business.

(d) None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose of or encumber the IFCS Shares owned by them.

6. Conditions to Obligations of Shareholders and IFCS.

IFCS and the Shareholders' obligation to complete the transactions contemplated herein is subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by IFCS or the Shareholders as appropriate:

(a) The representations and warranties of Precom set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

(b) Precom will have performed all covenants required by this Agreement to be performed by it on or before the Closing.

(c) This Agreement will have been approved by the Board of Directors of Precom.

(d) Precom will have delivered to the Shareholders the documents set forth below in form and substance reasonably satisfactory to counsel for the Shareholders, to the effect that:

     (i) Precom is a corporation duly organized, validly existing, and in good standing;
     (ii) Precom's authorized and issued capital stock is as set forth herein;
     (iii) Certified copies of the resolutions of the board of directors of Precom authorizing the execution of this Agreement and the consummation hereof; and
     (iv) Any further document as may be reasonably requested by counsel to the Shareholders in order to substantiate any of the representations or warranties of Precom set forth herein.

(e) There will have occurred no material adverse change in the business, operations or prospects of Precom.

7. Conditions to Obligations of Precom.

Precom's obligation to complete the transaction contemplated herein will be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Precom, as appropriate:

(a) The representations and warranties of IFCS set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

(b) IFCS and the Shareholders will have performed all covenants required by this Agreement to be performed by them on or before the Closing.

(c) This Agreement will have been approved by the Board of Directors of IFCS.

(d) IFCS and the Shareholders will have delivered to Precom the documents set forth below in form and substance reasonably satisfactory to counsel for Precom, to the effect that:
     (i) IFCS is a corporation duly organized, validly existing, and in good standing;
     (ii) IFCS's issued and outstanding capital stock is owned as set forth herein and Exhibit A hereto;
     (iii) Certified copies of the resolutions of the board of directors of IFCS authorizing the execution of this Agreement and the consummation hereof; and
     (iv) Any further document as may be reasonably requested by counsel to Precom in order to substantiate any of the representations or warranties of the shareholders set forth herein.

(e) There will have occurred no material adverse change in the business, operations or prospects of IFCS.

8. Additional Covenants.

(a) Between the date of this Agreement and the Closing, the Shareholders and IFCS, with respect to IFCS, and Precom, with respect to itself, will, and will cause their respective representatives to (i) afford the other party and its representatives access to their personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by the other party; (ii) furnish the other party and its representatives with copies of all such contracts, books and records, and other existing documents and data as the other may reasonably request in connection with the transaction contemplated by this Agreement; and (iii) furnish the other party and its representatives with such additional financial, operating, and other data and information as the other may reasonably request. The Shareholders and IFCS will cause IFCS to, and Precom will provide the Shareholders with, complete copies of all material contracts and other relevant information on a timely basis in order to keep the other party fully informed of the status of their respective business and operations.

(b) Precom, IFCS and the Shareholders will cooperate with each other in the preparation of a Form 8-K if required to be filed with the SEC describing the transaction contemplated by this Agreement and such other items as are required by the SEC rules and regulations.

(c) The parties agree that they will not make, and the Shareholders will not permit IFCS to make, any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other party, except as may be required to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

9. Termination.

This Agreement may be terminated (1) by mutual consent in writing or
(2) by either the Shareholders or Precom if there has been a material misrepresentation or material breach of any warranty or covenant by any other party that is not cured by the Closing.

10. Expenses.

Whether or not the Closing is consummated, each of the parties will pay at or before Closing all of his, her, or its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

11.  Survival of Representations and Warranties.

The representations and warranties of the Shareholders and Precom set out in this Agreement will survive the Closing for a period of thirty days, except for the representations and warranties set forth herein regarding tax liabilities with shall survive for seven years from the date of this Agreement.

12.  Waiver.

Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

13.  Brokers.

No finder or broker has been employed by the parties to this Agreement. The parties understand that the principals of IFCS are also the controlling shareholders, directors and officers of Precom prior to the Closing. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

14.  Notices.

All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, to the last known address of the noticed party.


15. General Provisions.

(a) This Agreement will be governed by and under the laws of the State of Florida, USA without giving effect to conflicts of law principals. If any provision hereof is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

(b) Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a panel of three arbitrators of the American Arbitration Association. The arbitrators will be selected and the arbitration will conducted in accordance with the Association's commercial rules then in effect. The arbitration will be conducted in the State of Florida. The decision of the arbitrators will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

(c) In any adverse action, the parties will restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims will be made by any party or affiliate for lost profits, punitive or multiple damages.

(d) This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(e) This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of IFCS rights under this Agreement without the written consent of the other party will be void.

(f) The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this Agreement.

(g) The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and will not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references in this Agreement to Sections, unless otherwise indicated, are references to sections of this Agreement.

(h) This Agreement may be executed in counterparts, each one of which will constitute an original and all of which taken together will constitute one document. This Agreement may be executed by delivery of a signed signature page by fax to the other parties hereto and such fax execution and delivery will be valid in all respects.

Signed, sealed and delivered as the act of each party hereto on the date first above written.

PRECOM TECHNOLOGY, INC.


By: ____/s/ Robert Hipple________
      Robert Hipple, President


INTERNATIONAL FINANCIAL CONCIERGE SERVICES, INC.


By: ____/s/ Rodney B. Read_____
      Rodney B. Read, Vice President and COO



SHAREHOLDERS OF IFCS:


__/s/ Robert Hipple________		__/s/Drew Roberts__________
Robert Hipple				Drew Roberts


__/s/ Rodney Read_________	__/s/ Lester Katz__________
Rodney Read				Lester Katz


__/s/ David E. Smith_______ 	__/s/ Mark Wood____________
David E. Smith, III			Mark Wood


__/s/ Glenn Liddell________
Glenn Liddell



EXHIBIT A

IFCS SHAREHOLDERS

Shareholder
Percent of Ownership
Robert Hipple
33.00%
Rodney Read
15.00%
Drew Roberts
15.00%
Lester Katz
10.00%
Glenn Liddell
8.50%
David E. Smith, III
8.50%
Mark Wood
10.00%





Exhibit B

Statement of Rights and Preferences
Series B Preferred Stock


STATEMENT OF RIGHTS AND PREFERENCES
OF
SERIES B PREFERRED STOCK
OF
PRECOM TECHNOLOGY, INC.


PRECOM TECHNOLOGY, INC., a Florida corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Florida Business Corporation Act, the Board of Directors of the Corporation (the "Board of Directors") by written consent dated as of October 1, 2002, duly adopted the following recitals and resolutions, which resolutions remain in full force and effect on the date hereof.

WHEREAS, the Certificate of Incorporation has authorized the issuance of 10,000,000 shares of Preferred Stock having a no par value (the "Preferred Stock"), of which 1,000,000 shares of Series A Preferred Stock is outstanding;

WHEREAS, the Certificate of Incorporation has vested the Board of Directors with authority to provide for the issuance of the Preferred Stock in such series, with such voting rights and such designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights as shall be stated in the resolutions providing for the issuance of such shares;

WHEREAS, the Corporation has entered that certain Share Exchange Agreement, dated October 1, 2002, between the Corporation and International Financial Concierge Services, Inc., a Florida corporation, ("IFCS") pursuant to which the Corporation is to issue 6,250,000 shares of preferred stock to the shareholders of IFCS in exchange for all issued and outstanding shares of IFCS; and

WHEREAS, the Board of Directors desires to establish and designate a series of the Preferred Stock and to fix the voting rights and preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of such series pursuant to the Share Exchange Agreement.

NOW, THEREFORE, be it,

RESOLVED, that the Board of Directors hereby establishes a series of the Preferred Stock consisting of 6,250,000 shares, having no par value, to be designated the "Series B Preferred Stock" (the "Series B Preferred Stock"); and

FURTHER RESOLVED, that the Corporation is hereby authorized to issue such shares of Series B Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the voting rights, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of the Series B Preferred Stock shall be as follows:

1. Dividend Rights. The holders of shares of Series B Preferred Stock shall be entitled to receive as dividends per share an amount equal to the dividend, if any, payable to the common stock, par value $0.001, of the Corporation (the "Common Stock") on a per share basis. No other dividends shall be payable on or with respect to the Series B Preferred Stock.

2. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any common stock or any other class or series of capital stock ranking junior to the Series B Preferred Stock, an amount in cash per outstanding share of the Series B Preferred Stock equal to $1.00 (the "Series B Liquidation Preference"). If the assets of the Corporation are not sufficient to pay in full the Series B Liquidation Preference payable to the holders of outstanding shares of Series B Preferred Stock and the liquidation preference of all other securities that rank pari passu with the Series B Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the Series B Liquidation Preference to which the holders of outstanding shares of Series B Preferred Stock and the liquidation preferences to which the holders of other securities that rank pari passu with the Series B Preferred Stock are entitled were paid in full. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series B Preferred Stock shall have been paid in full their Series B Liquidation Preference, the holders of shares of Series B Preferred Stock shall not be entitled to share in any further distribution of assets. For the purposes of this
Section 2, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, assets or outstanding equity securities of the Corporation or the merger or consolidation of the Corporation with one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than 60 days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall then appear on the books of the Corporation.

3. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

a. Right to Convert. The shares of Series B Preferred Stock shall be convertible, at any time after January 1, 2003 and prior to January 1, 2004 and at such later time as the Corporation has increased its authorized shares of common stock to effectuate the conversion of all shares of Series B Preferred Stock, into an equal number of shares of Common Stock.

b. Mechanics of Conversion. In order to convert shares of Series B Preferred Stock into shares of Common Stock, each holder shall surrender the certificate or certificates for the Series B Preferred Stock, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted.

c. No Reservation of Stock Issuable Upon Conversion. The Corporation is not required to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock.

d. Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock, shall be deemed given if deposited in the United States mail, postage prepaid, or delivered to an express courier, and addressed to each holder of record at the holder's address appearing on the books of the Corporation.

4. Voting Rights. The holders of shares of Series B Preferred Stock shall have the same voting rights as holders of Common Stock, on a share for share basis.

5. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to the terms hereof, the shares so converted, redeemed or repurchased shall be cancelled and shall revert to the category of authorized but unissued shares of Preferred Stock by the Corporation.

IN WITNESS WHEREOF, Precom Technology, Inc. has caused this Statement to be signed by its President as of the 8th day of October, 2002.

PRECOM TECHNOLOGY, INC.




By: ____/s/ Robert J. Hipple__________
Robert J. Hipple
President